Exhibit 99.1

BLOCKBUSTER REPORTS THIRD QUARTER 2006 RESULTS

DALLAS, November 2, 2006 — Blockbuster Inc. (NYSE: BBI, BBI.B) today reported financial results for the third quarter ended September 30, 2006.

For the third quarter of 2006, net loss was $24.7 million, or $0.15 per common share, as compared with net loss of $491.4 million, or $2.67 per common share, for the third quarter of 2005. The improvement in net loss from the third quarter of 2005 to the third quarter of 2006 was primarily the result of non-cash charges recorded during the third quarter of 2005 to impair goodwill and other long-lived assets and to record valuation allowances on certain of the Company’s deferred tax assets. Adjusted net loss for the third quarter of 2006 totaled $11.5 million, or $0.08 per common share, as compared with adjusted net loss of $25.9 million, or $0.14 per common share, for the third quarter of 2005. The calculations of adjusted results are shown on pages 4 and 5 of the tables accompanying this release.

“We maintained focus on the execution of our business plan, once again posting solid results that included a 3.2% increase in domestic same-store movie rental revenues despite an extremely weak home video release schedule,” said Blockbuster Chairman and CEO John Antioco. “We have also taken an important step in the further integration of our online and in-store rental business with the introduction of BLOCKBUSTER Total Access™, a unique and compelling consumer proposition that will give us a distinct advantage in the rental marketplace.”

Business Update

Yesterday, the Company announced the launch of BLOCKBUSTER Total Access, a program designed to further integrate the Company’s in-store and online rental offerings. This program gives the Company’s online subscribers the option of exchanging their DVDs through the mail or returning them to a nearby participating BLOCKBUSTER® store in exchange for free in-store movie rentals. The Company had

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Blockbuster Inc. Third Quarter 2006 Earnings Release

approximately 1.5 million online subscribers as of September 30, 2006, including approximately 100,000 trial subscribers at quarter-end who subsequently converted to paying members. Net additions for the quarter totaled approximately 150,000 subscribers. The Company believes that BLOCKBUSTER Total Access will drive increased subscriber activations and assist the Company in its effort to achieve its goal of two million online subscribers by the end of 2006.

Third Quarter and Year-To-Date 2006 Financial Results

Revenues for the third quarter of 2006 declined 2.9% to $1.33 billion compared with $1.37 billion for the third quarter of last year, primarily due to a reduction in rental revenues caused by the closure of stores and a 1.4% decrease in worldwide same-store revenues caused, in part, by an unfavorable home video release schedule. Worldwide same-store revenues include the favorable impact of a $23.7 million increase in revenues from Blockbuster’s online rental service resulting from 50% year-over-year growth in the subscriber base.

Operating income for the third quarter of 2006 totaled $1.9 million, compared to an operating loss of $332.4 million for the same period last year, which included non-cash charges totaling $336.1 million to impair goodwill and other long-lived assets. Total selling, general and administrative (“SG&A”) expenses for the third quarter of 2006 decreased $27.7 million from the third quarter of 2005 driven by ongoing cost containment actions, which the Company began during the third quarter of 2005. The SG&A savings were offset by a $33.8 million decrease in gross profit mostly caused by the decline in rental revenues. Gross margin for the third quarter decreased to 56.4% from 57.2% for the same period last year largely due to a decline in rental gross margin caused by increased promotional activities designed to drive rental activity and previously rented product sales. Additionally, the Company continues to focus on increasing customer satisfaction through improved product availability, particularly in stores operating in highly competitive locations.

Operating income for the first nine months of 2006 totaled $29.0 million, as compared to an operating loss of $453.4 million for the same period last year. Adjusted operating income increased by $149.1 million to $62.6 million for the first nine months of 2006 from an adjusted operating loss of $86.5 million for the first nine months of 2005. This improvement in profitability drove a $315.6 million increase in cash flow provided by operating activities for the first nine months of 2006 to $169.5 million from a $146.1 million deficit for the first nine months of 2005. Free cash flow (net cash flow provided by operating activities less capital expenditures) improved by $377.7 million to $129.8 million for the first nine months of 2006 from

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Blockbuster Inc. Third Quarter 2006 Earnings Release

a negative $247.9 million for the same period last year. As of September 30, 2006, no balance was outstanding under the Company’s revolving credit facility and the Company’s borrowing capacity, which excludes various letters of credit, totaled approximately $293 million.

Additional financial and operational information for the third quarter and year-to-date 2006 can be found in the tables accompanying this release.

Earnings call

The Blockbuster earnings call will be webcast today at 9 a.m. Central time. Following the conclusion of the webcast, a replay of the call will be available via the Company’s website. Additionally, further detail on the Company’s results can be found in the Company’s Form 10-K for the year ended December 31, 2005, the Company’s Forms 10-Q for the quarters ended March 31 and June 30, 2006 and the Company’s upcoming Form 10-Q for the quarter ended September 30, 2006. The filings and the webcast can be accessed at http://investor.blockbuster.com.

About Blockbuster

Blockbuster Inc. is a leading global provider of in-home movie and game entertainment, with approximately 8,500 stores throughout the Americas, Europe, Asia and Australia. The Company may be accessed worldwide at blockbuster.com.

Press Contacts:	Investor Relations Contact:

Karen Raskopf	Angelika Torres
Senior Vice President, Corporate Communications	Director, Investor Relations
(214) 854-3190	(214) 854-4279
OR
Randy Hargrove
Senior Director, Corporate Communications
(214) 854-3190

Forward-Looking Statements

This release and our related earnings conference call include forward-looking statements related to our operations and business outlook and financial and operational strategies and goals. Specific forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and may include, without limitation, statements relating to (1) our ability to improve profitability and cash flow and to increase our market share; (2) our expectations for reducing operating expenses and capital expenditures; (3) our overall strategies and related initiatives and investments, including our No Late Fees program, online business and efforts, such as BLOCKBUSTER Total Access, to integrate our in-store and online consumer offering and any future digital delivery offering, and our expectations with respect to the competitive and financial impact of these and other initiatives; (4) our expectations for establishing our online business as profitable and our online subscriber growth goals; (5) our outlook for the home video industry and our performance relative to the industry; and (6) our expectations with respect to potential divestitures and store closures. These forward-looking

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Blockbuster Inc. Third Quarter 2006 Earnings Release

statements are based on management’s current intent, belief, expectations, estimates and projections regarding our company and our industry. These statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other factors that are difficult to predict. Therefore, actual results may vary materially from what is expressed in or indicated by the forward-looking statements. Factors that may cause actual results to vary materially include, among others: (1) consumer appeal of our existing and planned product and service offerings, including our No Late Fees program, online business and combined in-store and online consumer offering, including BLOCKBUSTER Total Access, and the related impact of competitor pricing and product and service offerings; (2) overall industry performance and the accuracy of our estimates and judgments regarding trends impacting the home video industry; (3) our ability to obtain favorable terms from suppliers, including on such matters as copy depth and uses of product; (4) the studios’ dependence on revenues generated from retail home video and their related determinations with respect to pricing and the timing of distribution of their product; (5) the variability in consumer appeal of the movie titles and games software released for rental and sale; (6) our ability to comply with operating and financial restrictions and covenants in our debt agreements; (7) our ability to respond to changing consumer preferences, including with respect to video on demand, digital distribution and other new technologies and alternative methods of content delivery, and to effectively adjust our offerings if and as necessary; (8) the extent and timing of our continued investment of incremental operating expenses and capital expenditures to continue to develop and implement our initiatives and our corresponding ability to effectively control and reduce overall operating expenses and capital expenditures; (9) our ability to effectively and timely prioritize and implement our initiatives and to timely implement and maintain the necessary information technology systems and infrastructure to support our initiatives; (10) our ability to capitalize on anticipated industry consolidation; (11) the application and impact of future accounting policies or interpretations of existing accounting policies; (12) the impact of developments affecting our outstanding litigation and claims against us; and (13) other factors, as described in our filings with the Securities and Exchange Commission, including the factors discussed under the heading “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2005 and under the heading “Disclosure Regarding Forward-Looking Information” in our quarterly report on Form 10-Q for the quarter ended June 30, 2006. This cautionary statement is provided pursuant to Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release and in our related earnings conference call are made only as of the date hereof and we undertake no obligation to update publicly any forward-looking statement for any reason, even if new information becomes available or other events occur in the future.

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BLOCKBUSTER INC.

COMPARATIVE FINANCIAL HIGHLIGHTS

(In millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Revenues:
Base rental revenues	$811.4	$857.1	$2,520.1	$2,634.8
Previously rented product (“PRP”) revenues	168.0	157.8	471.4	443.3
Extended viewing fee (“EVF”) revenues	18.2	18.8	55.4	67.7

Total rental revenues	997.6	1,033.7	3,046.9	3,145.8
Merchandise sales	315.8	316.8	967.7	1,077.2
Other revenues	15.9	19.0	45.8	54.4

	1,329.3	1,369.5	4,060.4	4,277.4

Cost of sales:
Cost of rental revenues	349.6	344.8	1,058.8	1,041.6
Cost of merchandise sold	229.9	241.1	717.0	834.2

	579.5	585.9	1,775.8	1,875.8

Gross profit	749.8	783.6	2,284.6	2,401.6

Operating expenses:
General and administrative	662.4	671.3	1,990.0	2,112.2
Advertising	33.1	51.9	106.8	225.5
Depreciation and amortization of intangibles	52.4	56.7	158.8	172.2
Impairment of goodwill and other long-lived assets	—	336.1	—	345.1

	747.9	1,116.0	2,255.6	2,855.0

Operating income (loss)	1.9	(332.4)	29.0	(453.4)
Interest expense	(24.3)	(27.2)	(77.2)	(70.0)
Interest income	1.6	0.8	7.3	2.7
Other items, net	0.7	0.3	2.5	(2.8)

Loss before income taxes	(20.1)	(358.5)	(38.4)	(523.5)
Benefit (provision) for income taxes	(4.2)	(110.7)	86.7	(54.6)

Income (loss) from continuing operations	(24.3)	(469.2)	48.3	(578.1)
Loss from discontinued operations	(0.4)	(22.2)	(6.5)	(28.0)

Net income (loss)	(24.7)	(491.4)	41.8	(606.1)
Preferred stock dividends	(2.8)	—	(8.4)	—

Net income (loss) applicable to common stockholders	$(27.5)	$(491.4)	$33.4	$(606.1)

Net income (loss) per common share:
Basic and diluted
Continuing operations	$(0.15)	$(2.55)	$0.21	$(3.15)
Discontinued operations	0.00	(0.12)	(0.03)	(0.15)

Net income (loss)	$(0.15)	$(2.67)	$0.18	$(3.30)

Weighted average common shares outstanding:
Basic and diluted	187.2	183.8	186.9	183.8

Cash dividends per common share	$—	$—	$—	$0.04

BLOCKBUSTER INC.

SUPPLEMENTAL FINANCIAL INFORMATION

(Dollars in millions)

Revenues by Product Line:

	Three Months Ended September 30,				Nine Months Ended September 30,
	2006		2005		2006		2005
	Revenues	Percent of Total	Revenues	Percent of Total	Revenues	Percent of Total	Revenues	Percent of Total
Rental revenues:
Base movie rental revenues-in-store	$676.0	67.8%	$726.5	70.3%	$2,123.3	69.7%	$2,266.4	72.0%
Base movie rental revenues-online	64.7	6.5%	41.0	4.0%	174.2	5.7%	98.7	3.1%
Movie PRP revenues	150.9	15.1%	137.5	13.3%	417.6	13.7%	389.0	12.4%
Movie EVF revenues	16.9	1.7%	17.3	1.6%	51.3	1.7%	62.4	2.0%

Total movie rental revenues	908.5	91.1%	922.3	89.2%	2,766.4	90.8%	2,816.5	89.5%

Base game rental revenues	70.7	7.1%	89.6	8.7%	222.6	7.3%	269.7	8.6%
Game PRP revenues	17.1	1.7%	20.3	2.0%	53.8	1.8%	54.3	1.7%
Game EVF revenues	1.3	0.1%	1.5	0.1%	4.1	0.1%	5.3	0.2%

Total game rental revenues	89.1	8.9%	111.4	10.8%	280.5	9.2%	329.3	10.5%

Total rental revenues	$997.6	100.0%	$1,033.7	100.0%	$3,046.9	100.0%	$3,145.8	100.0%

Merchandise sales:
Movie sales	$89.4	28.3%	$100.2	31.6%	$298.1	30.8%	$392.3	36.4%
Game sales	145.1	46.0%	134.2	42.4%	432.4	44.7%	436.5	40.5%
General merchandise sales	81.3	25.7%	82.4	26.0%	237.2	24.5%	248.4	23.1%

Total merchandise sales	$315.8	100.0%	$316.8	100.0%	$967.7	100.0%	$1,077.2	100.0%

Other Information:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Same-Store Revenues Data:
Worldwide same-store revenues increase (decrease)
Rental revenues	(1.3)%	(2.3)%	(0.6)%	(4.8)%
Merchandise sales	(1.2)%	(7.6)%	(9.3)%	4.4%
Total revenues	(1.4)%	(3.6)%	(3.0)%	(2.7)%

Domestic same-store revenues increase (decrease)
Rental revenues	0.7%	(0.8)%	1.5%	(4.6)%
Merchandise sales	(18.2)%	(13.3)%	(25.4)%	2.6%
Total revenues	(2.3)%	(3.0)%	(3.5)%	(3.5)%

International same-store revenues increase (decrease)
Rental revenues	(7.5)%	(6.9)%	(7.1)%	(5.4)%
Merchandise sales	10.8%	(2.6)%	4.4%	6.1%
Total revenues	0.5%	(5.2)%	(2.1)%	(0.8)%

Margin:
Rental margin	65.0%	66.6%	65.2%	66.9%
Merchandise margin	27.2%	23.9%	25.9%	22.6%
Gross margin	56.4%	57.2%	56.3%	56.1%

Cash Flow Data:
Net cash flow provided by (used for) operating activities	N/A	N/A	$169.5	$(146.1)
Net cash flow used for investing activities	N/A	N/A	$(28.3)	$(102.7)
Net cash flow provided by (used for) financing activities	N/A	N/A	$(171.2)	$112.8

Capital Expenditures	$15.9	$22.3	$39.7	$101.8

Balance Sheet Information:

	September 30, 2006	December 31, 2005	September 30, 2005
Cash and cash equivalents	$254.8	$276.2	$190.2
Merchandise inventories	$295.3	$310.3	$352.2
Rental library	$416.0	$475.5	$460.0
Accounts payable	$308.8	$368.1	$467.4
Total debt (including capital lease obligations)	$994.8	$1,158.0	$1,271.7

BLOCKBUSTER INC.

SUPPLEMENTAL FINANCIAL INFORMATION, continued

Worldwide Store Count Information:

	Nine Months Ended September 30,
	2006	2005
Domestic Company-Owned Stores:
Beginning	4,617	4,708
Additions	57	91
Closures	(301)	(139)

Ending	4,373	4,660

International Company-Owned Stores:
Beginning	2,541	2,557
Additions	15	51
Closures	(166)	(23)

Ending	2,390	2,585

Franchised Stores:
Beginning	1,884	1,829
Additions	33	34
Closures	(151)	(32)

Ending	1,766	1,831

Total Stores Worldwide:
Beginning	9,042	9,094
Additions	105	176
Closures	(618)	(194)

Ending	8,529	9,076

BLOCKBUSTER INC.

DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION

(Dollars in millions)

Free cash flow reflects the Company’s net cash flow provided by (used for) operating activities less capital expenditures. The Company uses free cash flow, among other things, to evaluate its operating performance and as a measure of liquidity. Management believes free cash flow provides investors with an important perspective on the cash available for debt service, acquisitions and stockholders after making the capital investments required to support ongoing business operations and long-term value creation. The Company believes the presentation of free cash flow is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by management and helps improve their ability to understand the Company’s operating performance. In addition, free cash flow is also a measure used by the Company’s investors and analysts for purposes of valuation and comparing the operating performance of the Company to other companies in its industry.

Free cash flow is a non-GAAP financial measure within the meaning of Regulation G of the Securities and Exchange Commission and not a measure of performance calculated in accordance with generally accepted accounting principles (“GAAP”). As a result, free cash flow should not be considered in isolation of, or as a substitute for, net income (loss) as an indicator of operating performance or net cash flow provided by (used for) operating activities as a measure of liquidity. Free cash flow, as the Company calculates it, may not be comparable to similarly titled measures employed by other companies. In addition, free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of the Company’s ability to fund its cash needs. As the Company uses free cash flow as a measure of performance and as a measure of liquidity, the tables below reconcile free cash flow to both net income (loss) and net cash flow provided by (used for) operating activities, the most directly comparable amounts reported under GAAP.

The following table provides a reconciliation of net cash flow provided by (used for) operating activities to free cash flow:

	Nine Months Ended September 30,
	2006	2005
Net cash flow provided by (used for) operating activities	$169.5	$(146.1)
Adjustments to reconcile net cash flow provided by (used for) operating activities to free cash flow:
Capital expenditures	(39.7)	(101.8)

Free cash flow	$129.8	$(247.9)

The following table provides a reconciliation of net income (loss) to free cash flow:

	Nine Months Ended September 30,
	2006	2005
Net income (loss)	$41.8	$(606.1)

Adjustments to reconcile net income (loss) to free cash flow:
Depreciation and amortization of intangibles	158.8	174.8
Impairment of goodwill and other long-lived assets	—	356.8
Non-cash share-based compensation expense	18.4	29.2
Capital expenditures	(39.7)	(101.8)
Rental library purchases, net of rental amortization	74.3	29.8
Changes in working capital	(124.1)	(179.1)
Changes in deferred taxes and other	0.3	48.5

Free cash flow	$129.8	$(247.9)

BLOCKBUSTER INC.

DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION

(Dollars in millions)

For the three and nine month periods ended September 30, 2006, the Company reports adjusted net loss, adjusted net loss per common share and adjusted operating income excluding costs incurred for store closures, severance costs incurred for a reduction-in-force and charges for the expected performance under a 2001 guarantee of franchisee debt. Additionally, for the nine month period ended September 30, 2006, the Company reports adjusted net loss and adjusted net loss per common share excluding the recognition of a tax benefit from the resolution of multi-year income tax audits.

For the three and nine month periods ended September 30, 2005, the Company reports adjusted net loss, adjusted net loss per common share and adjusted operating income (loss) excluding non-cash charges to impair goodwill and other long-lived assets recorded pursuant to SFAS No. 142, Goodwill and Other Intangible Assets, and SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, and to record a valuation allowance against the Company’s deferred tax assets. Additionally, for the nine month period ended September 30, 2005, the Company reports adjusted net loss, adjusted net loss per common share and adjusted operating loss excluding the costs incurred related to the potential acquisition of Hollywood Entertainment Corporation (“HEC”) and severance costs incurred for a reduction-in-force.

Adjusted net income (loss), adjusted net income (loss) per common share and adjusted operating income (loss) are non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission and not measures of operating performance calculated in accordance with GAAP. As a result, adjusted net income (loss), adjusted net income (loss) per common share and adjusted operating income (loss) should not be considered in isolation of, or as a substitute for, income (loss) from continuing operations, net income (loss) per common share and operating income (loss) as indicators of operating performance. Adjusted net income (loss), adjusted net income (loss) per common share and adjusted operating income (loss), as the Company calculates them, may not be comparable to similarly titled measures employed by other companies. Management believes that, because the items discussed above are non-recurring in nature, adjusting the Company’s financial results to exclude these amounts provides investors with a clearer perspective of the current underlying operating performance of the Company and a clearer comparison to current period results. Management uses income (loss) from continuing operations and operating income (loss) excluding these non-recurring items as an internal measure of business operating performance.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Reconciliation of adjusted net loss:
Income (loss) from continuing operations	$(24.3)	$(469.2)	$48.3	$(578.1)
Adjustments to reconcile income (loss) from continuing operations to adjusted net loss:
Costs incurred for store closures	3.8	—	15.1	—
Severance costs incurred for reduction-in-force	5.0	—	14.5	9.2
Expected performance under a 2001 guarantee of franchisee debt	4.0	—	4.0	—
Resolution of income tax audits	—	—	(97.9)	—
Costs incurred for the potential acquisition of HEC	—	—	—	12.6
Deferred tax valuation allowance	—	107.2	—	107.2
Impairment of goodwill and other long-lived assets	—	336.1	—	345.1

Adjusted net loss	(11.5)	(25.9)	(16.0)	(104.0)

Preferred stock dividends	(2.8)	—	(8.4)	—

Adjusted net loss applicable to common stockholders	$(14.3)	$(25.9)	$(24.4)	$(104.0)

Adjusted net loss per common share	$(0.08)	$(0.14)	$(0.13)	$(0.57)

Adjusted weighted average common shares outstanding—basic and diluted	187.2	183.8	186.9	183.8

Reconciliation of adjusted operating income (loss)
Operating income (loss)	$1.9	$(332.4)	$29.0	$(453.4)
Adjustments to reconcile operating income (loss) to adjusted operating income (loss):
Costs incurred for store closures	3.8	—	15.1	—
Severance costs incurred for reduction-in-force	5.0	—	14.5	9.2
Expected performance under a 2001 guarantee of franchisee debt	4.0	—	4.0	—
Costs incurred for the potential acquisition of HEC	—	—	—	12.6
Impairment of goodwill and other long-lived assets	—	336.1	—	345.1

Adjusted operating income (loss)	$14.7	$3.7	$62.6	$(86.5)